UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 22, 2004

SFBC INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16119	59-2407464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11190 Biscayne Blvd., Miami, Florida 33181

(Address of Principal Executive Office) (Zip Code)

(305) 895-0304

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Item 2.01   Completion of Acquisition or Disposition of Assets.

On December 22, 2004, SFBC International, Inc. (“SFBC”) closed the Amended and Restated Agreement and Plan of Merger (the “Agreement”) with PharmaNet, Inc., a Delaware corporation (“PharmaNet”) pursuant to which SFBC merged with PharmaNet (the “Merger”) for consideration of approximately $245 million plus approximately $3.6 million representing PharmaNet’s estimated working capital. As a result of the Merger, PharmaNet has become a wholly-owned subsidiary of SFBC. Under the Agreement, approximately 7.5% of the Merger consideration has been placed in escrow pending receipt of an audited closing date balance sheet.

Simultaneously with the closing of the Merger, SFBC closed a syndicated $160 million Credit Facility consisting of a $120 million term loan and a $40 million revolving line of credit. SFBC borrowed $125 million under the Credit Facility and used approximately $134 million of its existing cash to fund the balance of the Merger consideration.

In conjunction with the closing, 14 key members of PharmaNet’s executive committee purchased a total of approximately 259,000 restricted shares of SFBC’s common stock for approximately $8.9 million or $34.33 per share which was 85% of the closing price of SFBC’s common stock on The Nasdaq Stock Market on Tuesday, December 21, 2004 (the “Closing Price”). Key PharmaNet executive committee members, including Mr. Jeffrey P. McMullen, president and chief executive officer of PharmaNet, have entered into long-term Employment Agreements with SFBC. Mr. McMullen is now an executive officer of SFBC. As part of the Merger, SFBC issued a total of approximately 1,000,000 options to 11 key PharmaNet executives. This amount includes approximately 239,000 options issued to Mr. McMullen, 135,000 of which vested immediately. The balance of all options issued vest over three years, subject to continued employment on the applicable vesting dates. The exercise prices of the options vary from $40.39 to $44.43 (110% of the Closing Price), except for a total of 200,000 options each which will have exercise prices equal to the closing price of SFBC’s common stock on the last trading day before the second and third anniversary dates of the closing, respectively.

Item 3.02   Unregistered Sales of Equity Securities.

Pursuant to the Agreement, 14 key executives of PharmaNet purchased an aggregate of approximately 259,000 shares of restricted SFBC common stock at $34.33 per share resulting in net proceeds to SFBC of $8,890,793. These shares were sold to accredited investors in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

Item 7.01   Regulation FD Disclosure.

On December 22, 2004, SFBC issued a press release announcing the closing of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this Report.

Item 9.01   Financial Statements and Exhibits.

(a) and (b) The required financial and pro-forma information shall be filed by amendment on or before March 7, 2005 which is 75 days following the closing of the merger.

(c)   Exhibits

Exhibit	Description

10.1	Amended and Restated Agreement and Plan of Merger with PharmaNet
10.2	2004 Acquisition Stock Option Plan
10.3	Stock Option Agreements (Jeffrey McMullen)
99.1	Press Release dated December 22, 2004 announcing agreement to purchase PharmaNet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SFBC INTERNATIONAL, INC.

Dated: December 27, 2004	By:	/s/ ARNOLD HANTMAN
Arnold Hantman Chief Executive Officer

INDEX TO EXHIBITS

Exhibit	Description

10.1	Amended and Restated Agreement and Plan of Merger with PharmaNet
10.2	2004 Acquisition Stock Option Plan
10.3	Stock Option Agreements (Jeffrey McMullen)
99.1	Press Release dated December 22, 2004 announcing agreement to purchase PharmaNet